Exhibit 10.1

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (“Agreement”) is made and dated as of April 25, 2005, between INTRICON CORPORATION, a Pennsylvania corporation (the “Company”), and WILLIAM J. KULLBACK(“Executive”).

BACKGROUND

        Executive wishes to be in the employ of the Company in the capacities of Chief Financial Officer, Treasurer and Secretary on the terms and conditions contained in this Agreement. Executive will be substantially involved with the Company’s operations and management and will have trade secrets and other confidential information relating to the Company and its customers; accordingly, the noncompetition agreement and other restrictive covenants contained in Section 5 of this Agreement constitute essential elements hereof.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.   CAPACITY AND DUTIES

1.1	Employment; Acceptance of Employment. The Company hereby employs Executive and Executive hereby agrees to employment by the Company for the period and upon the terms and conditions hereinafter set forth.

1.2	Capacity and Duties.

(a)	Executive shall serve as Chief Financial Officer, Treasurer and Secretary of the Company. Executive shall perform such other duties and shall have such authority consistent with his position as may from time to time be specified by the Board of Directors of the Company.

(b)	Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with the Company’s rules and policies and will faithfully and diligently further the business and interests of the Company. Executive shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than the Company and its subsidiaries without the prior written consent, which consent may be granted or withheld in the sole discretion, of the Board of Directors of the Company.

SECTION 2.   TERM OF EMPLOYMENT

2.1	Term. The term of Executive’s employment hereunder shall continue until April 24, 2006, as further extended by agreement between Executive and the Board of Directors of the Company, unless sooner terminated in accordance with the other provisions hereof (the “Term”).

SECTION 3.   COMPENSATION

3.1	Basic Compensation. As compensation for Executive’s services, the Company shall pay to Executive a salary at an annual rate as shall be established from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company. In no event shall Executive’s salary be less than $175,000, unless Executive consents to a lesser amount. Executive’s annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as his “Base Salary,” and shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time.

3.2	Performance Bonuses. Executive shall be entitled to receive performance bonuses of up to 50% of his Base Salary in accordance with the policies and plans of the Company in place from time to time with respect to the payment of bonuses to executive officers.

3.3	Employee Benefits. During the Term, Executive shall be entitled to participate in such of the Company’s employee benefit plans and benefit programs, including medical benefit programs, stock options under the Company’s 2001 Stock Option Plan (“Stock Option Plan”) or any additional plans or programs, as may from time to time be provided by the Company for its executive officers.

3.4	Vacation. During the Term, Executive shall be entitled to a paid vacation of 15 business days per year.

3.5	Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.

SECTION 4.   TERMINATION OF EMPLOYMENT

4.1	Death of Executive. If Executive dies during the Term, the Company shall not thereafter be obligated to make any further payments hereunder to Executive’s estate, personal representative or beneficiary who acquired the right to such payments by bequest or inheritance, other than amounts (including salary, bonuses (based on not less than the previous year’s bonus and prorated to the date of death), expense reimbursement, etc.) accrued as of the date of Executive’s death. Executive’s spouse (if any) shall be entitled to continue to receive medical benefits coverage in accordance with the Company’s policies in effect from time to time through the remainder of the then-current Term.

4.2	Disability of Executive. If Executive is or has been materially unable for any reason to perform his duties hereunder for a period of 180 consecutive days or for a period totaling 180 days in any period of 360 consecutive days, then the Board of Directors of the Company shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such inability, in which event the Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses (based on not less than the previous year’s bonus and prorated to the date of termination), expense reimbursement, etc.) accrued under this Agreement as of the date of such termination. Upon such termination, Executive shall be entitled to continue to receive medical benefits coverage for Executive and Executive’s spouse (if any) in accordance with the Company’s policies in effect from time to time through the remainder of the then-current Term, and shall be entitled to benefits under the Disability Policies to the extent provided therein. Executive’s disability shall be determined by the reasonable judgment of the Board of Directors of the Company.

4.3	Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice that the Board of Directors of the Company is terminating Executive for Cause (as defined herein), in which event the Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc., but excluding bonuses) accrued under this Agreement as of the date of such termination. “Cause” means the following, provided that, in the case of circumstances described in clauses (iv) through (vi) below, the Company shall have given written notice thereof to Executive, and Executive shall have failed to remedy the circumstances as determined in the sole discretion of the Board of Directors of the Company within 30 days thereafter:

(i)	fraud or dishonesty in connection with Executive’s employment or theft, misappropriation or embezzlement of the Company’s funds;

(ii)	conviction of any felony, crime involving fraud or knowing misrepresentation, or of any other crime (whether or not such felony or crime is connected with his employment) the effect of which in the judgment of the Board of Directors of the Company is likely to adversely affect the Company or its affiliates;

(iii)	material breach of Executive’s obligations under this Agreement;

(iv)	repeated and consistent failure of Executive to be present at work during normal business hours unless the absence is because of a disability as described in Section 4.2 herein;

(v)	willful violation of any express direction or requirement established by the Board of Directors of the Company, as determined by a majority of Board of Directors of the Company;

(vi)	insubordination, gross incompetence or misconduct in the performance of, or gross neglect of, Executive’s duties hereunder, as determined by a majority of Board of Directors of the Company; or

(vii)	use of alcohol or other drugs which interfere with the performance by Executive of his duties, or use of any illegal drugs or narcotics.

4.4	Termination without Cause.

(a)	If Executive’s employment is terminated by the Company prior to the end of the Term for any reason other than Cause or the death or disability of Executive:

(i)	the Company shall either (A) continue to pay Executive all of the compensation provided for in Sections 3.1 and 3.2 herein (based on not less than the previous year’s bonus, if any, and prorated to the end of the Term) during the remainder of the then-current Term, or (B) if Executive so requests in writing, pay Executive in a lump sum upon such termination the present value of the payments that would have been made under clause (A), using a discount rate of 6 percent per year;

(ii)	Executive shall be entitled to receive medical benefits coverage in accordance with the Company’s policies in effect from time to time through the remainder of the then-current Term;

(iii)	Executive shall be entitled to have transferred to him the Company’s disability policy on the Executive for Executive’s benefit (if the policy so permits), and Executive shall assume responsibility for payment of premiums on such disability policy; and

(iv)	Executive shall be entitled to have transferred to him any Company paid life insurance policies on the Executive for Executive’s benefit (if the policies so permit) upon payment by the Executive to the Company of any cash surrender value of such policies, and Executive shall assume responsibility for payment of premiums on such life insurance policies.

(b)	Except for the provisions of this Section 4.4, the Company shall have no further obligation to Executive hereunder.

(c)	Notwithstanding the foregoing, the Company shall not be obligated to make any payments under this Section 4.4 unless Executive shall have executed and delivered to the Company a further agreement, to be prepared at the time of Executive’s termination of employment, that shall provide (i) an unconditional release of all claims (other than claims under Section 4.4(a)) charges, complaints and grievances, whether known or unknown to Executive, against the Company or any of its affiliates, through date of Executive’s termination of employment; (ii) an undertaking to maintain the confidentiality of such agreement; and (iii) an undertaking to indemnify the Company if Executive breaches such agreement.

4.5	Voluntary Termination. In the event Executive’s employment is voluntarily terminated by Executive, the Company shall not be obligated to make any further payments to Executive under this Agreement other than amounts (including salary, expense reimbursement, etc., but excluding bonuses) accrued as of the date of Executive’s termination. Additionally, the following provisions shall apply in the event of a voluntary termination by Executive:

(i)	Executive shall be entitled to have transferred to him the Company’s disability policy (if any) on the Executive for Executive’s benefit (if the policy so permits), and Executive shall assume responsibility for payment of premiums on such disability policy.

(ii)	Executive shall be entitled to have transferred to him any Company paid life insurance policies (if any) on the Executive for Executive’s benefit (if the policies so permit) upon payment by the Executive to the Company of any cash surrender value of such policies, and Executive shall assume responsibility for payment of premiums on such life insurance policies.

4.6	Change-of-Control Agreement.

                            The Company and the Executive have entered into an Agreement Re: Termination Following Change of Control or Asset Sale, dated the date hereof (the “Change-of-Control Agreement”). If Executive becomes entitled to any payment by the terms of the Change-of-Control Agreement, he shall not be entitled to any additional payment under this Agreement (other than accrued and unpaid bonus, salary and benefits), but the provisions of Section 4.4(a)(ii) through (iv) or Section 4.5(i) and (ii), as the case may be, will apply.

4.7	Stock Options.

                            If Executive’s employment is terminated by the Company during the Term for any reason other than for Cause or if Executive terminates his employment during the Term under circumstances that would constitute an Involuntary Termination as defined in the Change-of-Control Agreement, then any stock options granted to Executive by the Company which have not been exercised by Executive prior to Executive’s termination shall accelerate and be exercisable in full and may be exercised by Executive or his legal representative, estate, personal representative or beneficiary who acquired the right to exercise such options by bequest or inheritance, as the case may be, to the extent provided by the terms of the Company’s Stock Option Plan or any option agreement.

SECTION 5.   RESTRICTIVE COVENANTS.

5.1	Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and shall not, at any time during or after his employment by the Company, retain in writing, use, divulge, furnish, or make accessible to any person or entity, without the express authorization of the Board of Directors of the Company, any trade secret, private or confidential information or knowledge of the Company obtained or acquired by him while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or used other than in pursuit of the Company’s business and, upon termination of employment for any reason, Executive shall deliver to the Company, without further demand, all copies and summaries thereof (whether in written, electronic or other form) which are then in his possession or under his control.

5.2	Inventions and Improvements. Executive shall promptly communicate to the

Company all ideas, discoveries, inventions and business opportunities which are or may be useful to the Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with the Company and every item of knowledge relating to the Company’s business interests (including business opportunities) heretofore or hereafter gained by him at any time during his employment with the Company are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. The provisions of this Section 5.2 shall apply whether such ideas, discoveries, inventions, improvements or knowledge were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of his duties. It shall be conclusively presumed that ideas, discoveries, inventions, and improvements relating to the Company’s business interests or potential business interests conceived by Executive during the six month period following termination of his employment are, for the purposes of this Agreement, conceived prior to termination of his employment hereunder. Executive shall, upon request of the Company, but at no expense to Executive, at any time during or after his employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as the Company shall determine.

5.3	Noncompetition. During the term of Executive’s employment and for one year after any termination of employment, or, if longer, for so long as Executive is entitled to the payment of amounts pursuant to Section 4.4(a) herein following a termination by the Company without Cause or pursuant to the Change-in-Control Agreement, Executive shall not directly or indirectly: (i) engage, anywhere in any geographic market served by the Company or any of its subsidiaries in any activity which competes in whole or in part with the products or activities of the Company at the time of such termination; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in any such activities; (iii) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company; (iv) solicit, or contact with a view to, the engagement or employment by any person or entity of any person who is an employee of the Company; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity which has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company to take any action which might be disadvantageous to the Company; provided, however, that nothing herein shall prohibit Executive and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of Executive’s covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Executive is in violation of the provisions hereof.

5.4	Injunctive and Other Relief.

(a)	Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

(b)	Notwithstanding the equitable relief available to the Company, Executive, in the event of a breach of his covenants contained in Section 5 herein, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless the Company can obtain such equitable relief. Therefore, in addition to such equitable relief, the Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys’ fees incurred by the Company in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information, such use or revelation would be considered a continuing violation on a daily basis, for as long as such confidential information is made use of by Executive or any such other person or entity.

(c)	If any provision of Section 5 herein is determined to be invalid or unenforceable by reason of its duration or scope, such duration or scope, or both, shall be deemed to be reduced to a duration or scope to the extent necessary to render such provision valid and enforceable. In such event, Executive shall negotiate in good faith to provide the Company with lawful and enforceable protection that is most nearly equivalent to that found to be invalid or unenforceable.

(d)	The existence of any claim or cause of action that Executive or any other person or entity may have against the Company shall not constitute a defense or bar to the enforcement of any of the provisions of this Section 5.

5.5	Definition of the "Company." The "Company" as used in this Section 5 includes all affiliates and subsidiaries of the Company.

SECTION 6.   MISCELLANEOUS

6.1	Litigation. At the request of the Company, Executive shall during and after the Term render reasonable assistance to the Company in connection with any litigation or other proceeding involving the Company or any of its affiliates. The Company will pay Executive reasonable compensation as mutually agreed for any such services performed after the Term.

The Company agrees that during the Term that at all times it shall carry appropriate amounts of officers and directors liability insurance naming the Executive as an insured party.

6.2	Arbitration. All claims and disputes relating to this Agreement or concerning Executive’s employment or termination shall be conclusively resolved by arbitration in Philadelphia, Pennsylvania, under the then existing rules of the American Arbitration Association. Judgment upon any award rendered may be entered by either party in any court of competent jurisdiction. The cost of such arbitration shall be borne equally by the parties or as otherwise directed by the arbitrators. This Section 6.2 shall not limit the right of the Company to seek judicial relief pursuant to Section 5.4 herein without prior arbitration.

6.3	Assignment; Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Company only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Company in the business or substantially all of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.4	Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram or telefax (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding-shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)	If to the Company: IntriCon Corporation Arden Hills Office 1260 Red Fox Road Arden Hills, MN 55112 Attention: Mark S. Gorder Telecopy No.: 651-636-3682

(b)	If to Executive: William J. Kullback 18020 33rd Place North Plymouth, MN 55447 Telecopy No:______________

6.5	Entire Agreement; Modification; Advice of Counsel.

(a)	This Agreement and the Change-of-Control Agreement constitute the entire agreement between the parties hereto with respect to the matters contemplated herein and therein and supersede all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence.

(b)	Executive acknowledges that he has been afforded an opportunity to consult with his counsel with respect to this Agreement.

6.6	Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.

6.7	Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an-original and all of which, when taken together, shall be deemed to constitute the same Agreement.

6.8	Further Assurances. Each of the parties hereto shall execute such further instruments and take such additional actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INTRICON CORPORATION By /s/ Mark S. Gorder Name: Mark S. Gorder Title: President and Chief Financial Officer
/s/ William J. Kullback WILLIAM J. KULLBACK